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                                                                     EXHIBIT 4.5

                             Insightful Investor LLC

                              CONSULTING AGREEMENT


This Agreement entered into as of September 17, 2002 acknowledges and confirms the terms of our public relations agreement (the "Agreement") as follows:

US Dataworks, Inc. (a Nevada corporation), with a mailing address located at 5301 Hollister Rd., #250, Houston, TX 77040 (the "Company"), hereby engages Insightful Investor LLC., 95 Argonaut - Suite 125, Aliso Viejo, California, 92656 (the "Consultant") and Consultant hereby agrees to render services to the Company as its public relations consultant.

2. During the Term of this Agreement:

         (a) Consultant shall provide to Company consulting services designed to assist Company in disseminating information concerning the business of US Dataworks, Inc. (UDW) to the investing public by use of the Internet, including a "Special Alert" on the Insightful Investor or affiliated web site, and e-mails to its database every time Company issues a press release, subject to the reasonable discretion of the Consultant and providing that Consultant rejects no more than 10% of Company's press releases. Company acknowledges that this profile will be e-mailed to only a portion of Consultants' database, but not less than 1,500,000 e-mail addresses. Consultant shall disseminate no information regarding the Company other than information that is either (i) identified by the Company as approved for dissemination, in the form approved; or (ii) otherwise publicly released by the Company at or prior to the time of dissemination.

         (b) The services of Consultant are non-exclusive and subject to paragraph 5 hereof. Consultant may render services of the same or similar nature, as herein described, in an entity whose business is in competition with the Company, directly or indirectly, and Company may engage other public relations consultants.

         (c) Such other services as described in the proposal dated August 23, 2002 specifically related to the Maintenance program and Introduction of broker-dealer research.

         (d) Consultant is not providing capital markets services, nor capital raising, nor merger and acquisition advisory or any related services.

         (e)  Work with an agreed upon independent research agent.

3. The Company shall pay to Consultant for its services hereunder as follows:
Insightful Investor LLC. or affiliates and/or agents of Insightful Investor LLC, will receive from the Company.

         (a) Either $150,000 in cash or seven hundred and fifty thousand (750,000) fully registered unrestricted free trading shares US Dataworks, Inc. (UDW) on a pre-split and/or reverse basis. The shares shall be delivered 375,000 with appropriate



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              registration rights and to be registered within 6 months of the execution of this agreement. The remaining 375,000 shares shall be received from an existing investor in the Company plus

         (b) 150,000 warrants to purchase common stock with a 5 year expiration and an exercise price of $0.20 per share with appropriate registration and dilution protection for splits, stock dividends, etc.

         (c) All such amounts in 3(a) and 3(b) above to be delivered prior to launch of the communication program.

         (d) Monthly maintenance subscription fee of $2,500 per month beginning on the first day of the 7 month of this engagement.

         (e) Incentive compensation of $50,000 in cash or stock plus 50,000 5 year warrants with an exercise price of $0.20 per share with appropriate registration rights and dilution protection for each broker-dealer research report introduced by Consultant.

         (f) Reimbursement for out-of-pocket expenses of $5,000 and any amounts over the limit by prior written approval from the Company.

4. The term of this Agreement shall be for 18 months commencing on the date of execution of this Agreement.

5. Consultant will not disclose to any other person, firm, or corporation, nor use for its own benefit, during or after the term of this Agreement, any trade secrets of other information designated as confidential by the Company which is acquired by Consultant in the course of performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications. In fact consultant shall provide all of its services without any access to any confidential information and shall provide its services based upon publicly available information or in reliance on other third party research analysts. In the event Consultant is introduced to any confidential information, Consultant shall observe the conditions of this clause.

6. Each of the Company and the Consultant agree to indemnify and hold each other, each other's affiliates, control, persons, officers, employees, attorneys and agents (collectively, the "Indemnified Persons") harmless from and against all losses, claims, damages, liabilities, costs or expenses including reasonable attorney's and accountants' fees arising out of the performance of this Agreement, whether or not the other is a party to such dispute. Each of the Company and the Consultant agree that it shall also reimburse the other party's Indemnified Persons for any attorney's fees and costs incurred in enforcing this indemnification against the indemnifying party. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that such indemnifying party engaged in gross recklessness, willful misconduct or any unlawful act in the performance of its services hereunder which give rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder. (But pending any such final determination, the indemnification and reimbursement provision of this Agreement shall apply and the indemnifying party shall perform its obligations hereunder to reimburse the Indemnified Persons for their attorney's fees and expenses).

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The provisions of this paragraph (6) shall survive the termination and expiration of this Agreement.

7. Company agrees not to disclose this Agreement to any third parties, except as required by law to effectuate the terms of this Agreement, until after the Special Alert is posted in the Insightful Investors LLC or affiliate web site.

8. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding, and agreements between the parties. This Agreement cannot be modified or changed, nor can be any of its provisions be waived, except by written agreement signed by all parties.

9. This Agreement shall be governed by the laws of the State of California. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of California and in the federal court in the State of California, the and Company hereby agrees that service of process upon it by registered mail at the address shown in this Agreement shall be deemed adequate and lawful.

10. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11. In the event either party is required to engage an attorney to protect or enforce its rights under this agreement or pursue such other actions as may be necessary to do actions of the parties, such prevailing party shall be reimbursed for all attorneys fees and any related expenditures to such actions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 10, 2002.

Insightful Investor LLC

By: /s/ David Hirschhorn
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Title:  Authorized Agent

ACCEPTED AND AGREED to this

17th day of September, 2002

Chuck Ramey

By: /s/ Charles Ramey
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Name:  Charles Ramey
Title:  CEO

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